Exhibit 23.5

CONSENT OF DEUTSCHE BANK SECURITIES INC.
FINANCIAL ADVISOR TO THE SHYFT GROUP, INC.
We hereby consent to (i) the inclusion of our opinion letter, dated December 15, 2024, to the Board of Directors of The Shyft Group, Inc. (“Shyft”) as Annex B to the proxy statement/prospectus of Shyft forming part of the Registration Statement on Form S-4 of Aebi Schmidt Holding AG (the “Registration Statement”), and (ii) references made to our firm and such opinion in the Registration Statement under the captions “Summary—Opinion of Shyft’s Financial Advisor,” “Risk Factors—Risks Relating to the Merger,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Shyft Board; Reasons for the Merger” and “The Merger—Opinion of Shyft’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ Deutsche Bank Securities Inc.
DEUTSCHE BANK SECURITIES INC.